Exhibit 99.4

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

OFFER TO EXCHANGE

$6,500,000 Aggregate Principal Amount of Its

7 3/8% Senior Notes due 2007
Which Have Been Registered Under the Securities Act of 1933
for $6,500,000 Aggregate Principal Amount of Its Outstanding
7 3/8% Senior Notes due 2007

                     , 2003

To Our Clients:

      Enclosed for your consideration are the prospectus, dated                      , 2003 (as the same may be amended and supplemented from time to time, the “prospectus”), and the related Letter of Transmittal (which together with the prospectus constitute the “exchange offer”), in connection with the offer by Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (the “Company”), to exchange $6.5 million aggregate principal amount of the Company’s 7 3/8% Senior Notes due 2007 (the “exchange notes”) which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for $6.5 million aggregate principal amount of the Company’s outstanding 7 3/8% Senior Notes due 2007 (the “original notes”), upon the terms and subject to the conditions set forth in the exchange offer. The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2003, unless extended (the “expiration date”).

      We are holding original notes for your account. An exchange of the original notes can be made only by us and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to exchange the original notes held by us for your account. The exchange offer provides a procedure for holders to tender by means of guaranteed delivery.

      We request information as to whether you wish us to exchange any or all of the original notes held by us for your account upon the terms and subject to the conditions of the exchange offer.

      Your attention is directed to the following:

1.	The forms and terms of the exchange notes are the same in all material respects as the forms and terms of the original notes which they replace, except that the exchange notes have been registered under the Securities Act. Interest on the exchange notes will accrue from the most recent interest payment date on the original notes.

2.	Based on an interpretation by the staff of the Division of Corporation Finance of the Securities and Exchange Commission (the “SEC”), as set forth in certain interpretive letters addressed to third parties in other transactions, exchange notes issued pursuant to the exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder which is an “affiliate” of the Company within the meaning of Rule 405 under the Securities Act or a “broker” or “dealer” registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such exchange notes are acquired in the ordinary course of such holder’s business and such holder is not engaging, does not intend to engage, and has no arrangement or understanding with any person to participate, in the distribution of such exchange notes. See “Morgan Stanley & Co., Inc.,” SEC No-Action Letter (available June 5, 1991), and “Exxon Capital Holdings Corporation,” SEC No-Action Letter (available May 13, 1988).

3.	The exchange offer is not conditioned on any minimum aggregate principal amount of original notes being tendered, except that original notes may be tendered only in an aggregate principal amount of

$1,000 and integral multiples of $1,000 in excess thereof. The exchange notes will be exchanged for the original notes at the rate of $1,000 principal amount of exchange notes for $1,000 principal amount of original notes.

4.	Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, the Company will not be required to accept for exchange, or to exchange any exchange notes for, any original notes and may terminate the exchange offer (whether or not any original notes have been accepted for exchange) or may waive any conditions to or amend the exchange offer, if any of the conditions described in the prospectus under “The Exchange Offer — Conditions of the Exchange Offer” have occurred or exist or have not been satisfied.

5.	Tendered original notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date, if such original notes have not previously been accepted for exchange pursuant to the exchange offer.

6.	Tendering holders shall be required to pay all transfer taxes, if any, applicable to the exchange of original notes pursuant to the exchange offer.

      If you wish to have us tender any or all of your original notes, please so instruct us by completing, detaching and returning to us the instruction form attached hereto. An envelope to return your instructions is enclosed. If you authorize a tender of your original notes, the entire principal amount of original notes held for your account will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the expiration date.

      The exchange offer is not being made to, nor will tenders be accepted from or on behalf of, holders of the original notes in any jurisdiction in which the making of the exchange offer or acceptance thereof would not be in compliance with the laws of such jurisdiction or would otherwise not be in compliance with any provision of any applicable security law.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

OFFER TO EXCHANGE

$6,500,000 Aggregate Principal Amount of Its

7 3/8% Senior Notes due 2007
Which Have Been Registered Under the Securities Act of 1933
for $6,500,000 Aggregate Principal Amount of Its Outstanding
7 3/8% Senior Notes due 2007

Instructions to Registered Holder from Beneficial Owner

      The undersigned acknowledge(s) receipt of your letter and the enclosed prospectus and the related Letter of Transmittal in connection with the offer by the Company to exchange exchange notes for original notes.

      This will instruct you to tender the principal amount of original notes indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the prospectus and the related Letter of Transmittal.

      The undersigned represents that (i) the exchange notes acquired pursuant to the exchange offer are being obtained in the ordinary course of the undersigned’s business, (ii) the undersigned is not engaging, does not intend to engage, and has no arrangement or understanding with any person to participate, in the distribution of such exchange notes, (iii) the undersigned is not an “affiliate,” as defined under Rule 405 under the Securities Act, of the Company and (iv) the undersigned is not a “broker” or “dealer” that acquired original notes for its own account pursuant to market making or other trading activities.

Sign Here

Signature(s)

Securities which are to be tendered:
Tender all of the original notes
Aggregate Principal Amount*
[ ] Original Notes

Name(s) (Please Print)

Address

Zip Code

Area Code and Telephone No.
Dated: _________________________________________, 2003

*	Unless otherwise indicated, it will be assumed that all of the original notes listed are to be tendered.